News Release

CONTACT:
U.S. Bancorp Investor Relations	U.S. Bancorp Media Relations
Judith T. Murphy, 612-303-0783	Steve Dale, 612-303-0784
H.D. McCullough, 612-303-0786

U.S. BANCORP ANNOUNCES RESULTS OF TENDER OFFER

MINNEAPOLIS (June 27, 2005) — U.S. Bancorp (NYSE: USB) announced today the results of its previously announced tender offer for five different series of debt securities originally issued by certain affiliates of and predecessors to the Company. The tender offer commenced on June 15, 2005, and expired at 5:00 p.m., New York City time, on Friday, June 24, 2005. At settlement (scheduled for later today), the Company will pay approximately $718.8 million in total (including accrued and unpaid interest) for all securities validly tendered and accepted for payment.

The table at the end of this release specifies the aggregate principal amount tendered and accepted.

Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC served as the Dealer Managers for the tender offer. U.S. Bank National Association served as the Depositary and MacKenzie Partners, Inc. served as the Information Agent.

Minneapolis-based U.S. Bancorp, with $198 billion in assets, is the 6th largest financial holding company in the United States. The company operates 2,377 banking offices and 4,654 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

RESULTS OF U.S. BANCORP DEBT SECURITIES TENDER OFFER

Subordinated Notes

		Title	Aggregate Principal
		Of	Amount Tendered and
CUSIP	Issuer	Securities	Accepted
31925EAE6	First Bank National Association[1]	6.875% Subordinated Notes due 2006	$47,202,000

85508TAA2	Star Bank National Association[2]	6.625% Subordinated Bank Notes due 2006	$74,282,000

587342AF3	Mercantile Bancorporation, Inc.[3]	7.300% Subordinated Notes due 2007	$96,982,000

Capital Securities

		Title	Aggregate Principal
		Of	Amount Tendered and
CUSIP	Issuer	Securities	Accepted
313043AC5	FBS Capital I4	8.09% Capital Securities	$222,789,000

90329SAC7	U.S. Bancorp Capital I5	8.27% Capital Securities, Series B	$220,009,000

[1]	First Bank National Association was renamed U.S. Bank National Association in 1997.

[2]	Star Bank National Association was renamed Firstar Bank National Association in 1997 and, in turn, renamed U.S. Bank National Association in 2001.

[3]	Mercantile Bancorporation, Inc. was merged with and into Firstar Corporation in 1999. Firstar Corporation merged into U.S. Bancorp in 2001.

[4]	FBS Capital I was created by First Bank System, Inc., a predecessor to U.S. Bancorp. FBS Capital I is an affiliate of U.S. Bancorp.

[5]	U.S. Bancorp Capital I is an affiliate of U.S. Bancorp.